EXHIBIT 99.01

Zenobia Austin	Robert Nachbar	Ken Tinsley
Public Relations	Public Relations	Investor Relations
Opsware Inc.	Barokas Public Relations	Opsware Inc.
408-212-5220	206-344-3140	408-212-5241
zenobia@opsware.com	robert@barokas.com	ktinsley@opsware.com

OPSWARE INC. COMPLETES SALE OF COMMON STOCK

Sunnyvale, CA – December 15, 2004 – Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today announced that it has completed its previously announced $64 million registered direct offering of 10,000,000 shares of its common stock at a price of $6.40 to institutional investors. After deducting fees and expenses, Opsware received approximately $62 million from the sale, which was conducted pursuant to Opsware’s shelf registration that was declared effective by the Securities and Exchange Commission on June 8, 2004. Opsware expects to terminate the remaining shelf registration statement following this transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A Prospectus and Prospectus Supplement may be obtained from ThinkEquity Partners LLC at 600 Montgomery Street, San Francisco, California 94111, to the attention of the Prospectus Department, or directly from Opsware Inc.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers and applications. Over 250 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

Opsware is a service mark and trademark of Opsware Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

This press release contains forward-looking statements regarding the expected termination of Opsware’s shelf registration following the closing described herein. This statement is based on Opsware’s current expectations and is subject to risks and uncertainties.

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